UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant     ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VISION INDUSTRIES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement for Special Meeting of Shareholders

VISION INDUSTRIES CORP.

2230 E. Artesia Blvd.

Long Beach, California 90805

*** IMPORTANT NOTICE TO SHAREHOLDERS ***

SPECIAL MEETING OF SHAREHOLDERS ADJOURNED INDEFINITELY

August 27, 2014

Dear Fellow Stockholder:

I am writing to inform you that the Special Meeting of Shareholders of Vision Industries Corp. (“Vision”) held on Friday, August 22, 2014, has been adjourned to a later date for failure to achieve a quorum. At this time, the Company has not determined when a new meeting can be scheduled.  The record date for the stockholders entitled to vote at the new special meeting remains the close of business on July 15, 2014, unless the adjourned meeting is postponed for more than 120 days, then a new record date will be set.

If your shares have already been voted at the August 22, 2014 meeting, you will not need to vote again – your shares will be deemed present and voted at the adjourned meeting if held on or before November 12, 2014.

Although approximately 95% of the votes cast have voted FOR approval of amending the articles of incorporation to increase the authorized shares to 10,000,000,000, we did not receive enough votes to achieve a quorum to hold the special meeting. We will therefore continue to solicit your vote. Your vote is important no matter how many shares you own.

Thank you for your investment in Vision. You will be hearing from us soon as to the date for the adjourned shareholder meeting.

Sincerely,

/s/Martin Schuermann

Martin Schuermann

Chairman and Chief Executive Officer

Long Beach, California

August 27, 2014

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